Exhibit 10.7











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                      POLICY PROCESSING AND ADMINISTRATION
                                    AGREEMENT

                                 By and between


       INSPIRE INSURANCE SOLUTIONS, INC., Debtor and Debtor-in-Possession

                                       And

                    ARROWHEAD GENERAL INSURANCE AGENCY, INC.



                            Dated as of May 14, 2002

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                 POLICY PROCESSING AND ADMINISTRATION AGREEMENT

         THIS POLICY PROCESSING AND ADMINISTRATION AGREEMENT, dated as of May 14, 2002 (the "Signing Date"), is by and among INSpire Insurance Solutions, Inc., a Texas corporation, and debtor and debtor-in-possession ("INSpire"), and Arrowhead General Insurance Agency, Inc., a Minnesota corporation ("Customer" or "AGIA"). INSpire and Customer are sometimes collectively referred to as the "Parties," and individually referred to as a "Party." This Policy Processing and Administration Agreement, together with the Schedules referenced herein and attached hereto, are collectively referred to as this "Agreement."

                                    RECITALS

         A. INSpire provides certain policy processing, servicing and administration services to Customer pursuant to a Policy Administration Services Agreement dated as of December 1, 1998, by and between INSpire and Customer (the "Policy Administration Agreement").

         B. INSpire and Customer desire to terminate the Policy Administration Agreement and to concurrently enter into various new agreements, including this Agreement, which will collectively establish a new business relationship between the Parties.

         C. INSpire and Customer further desire by entering into this new Agreement to reach a resolution of certain issues concerning the Policy Administration Agreement including the removal of personal automobile business from the Policy Administration Agreement, the alleged non-performance of INSpire under the Policy Administration Agreement, and the resolution of amounts allegedly due and owing between the Parties under the Policy Administration Agreement.

         D. On February 15, 2002, INSpire voluntarily filed a petition for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the "Bankruptcy Court"), which is administered under Case No. 02-41228-DML (the "Bankruptcy Case").

         E. INSpire and Customer further desire that this Agreement, as well as the other agreements referenced in it, shall only be effective and binding on them if (1) all of such agreements are approved by a final order of the Bankruptcy Court acceptable in form and substance to Customer, and (2) INSpire's rejection of the Policy Administration Agreement, the Claims Administration Services Agreement and the Claims Management Agreement is approved by a final order of the Bankruptcy Court acceptable in form and substance to Customer.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the promises and the mutual agreements, covenants, representations and warranties set forth in this Agreement and for other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

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                                    ARTICLE I
                              SERVICES; TERM; FEES

         Section 1.1 Services. Effective on the later of Signing Date or the date that this Agreement is approved by final order of the Bankruptcy Court as provided for herein (the "Effective Date") and during the Term (as defined below), INSpire will provide the services set forth on Schedule 1.1 (the
"Services"), to Customer upon the terms and conditions set forth in this Agreement. In addition to the Services, INSpire will provide to Customer such other administration services as Customer may reasonably request in writing from time to time during the Term and with respect to which the Parties will have agreed regarding the scope, nature and pricing of such services and the time period during which such services will be provided (the "Additional Services"). During the Term of this Agreement, Customer may assume certain of the Services from INSpire upon terms and conditions which are mutually-agreeable to the Parties and, with respect to such transferred services, the Parties have agreed that INSpire's costs associated with such services (the "Transferred Services") shall be borne by Customer and then offset against the Services Fee as set forth in Section 1.4(a). Such transfer shall be executed only through a signed addendum to this Agreement.

          Section 1.2      Implementation Fee; Term.

                  (a)  Implementation   Fee.  On  the  Effective  Date  of  this
Agreement, Customer will pay to INSpire a one-time Implementation Fee of $350,000.

                  (b) Term. The term during which INSpire will provide the Services to Customer will commence on the Effective Date and will expire on December 31, 2008 (the "Expiration Date"), unless extended or terminated pursuant to the terms of this Agreement (the "Term"). The Expiration Date will be extended automatically for a period of one year unless either Party gives written notice of non-extension to the other Party at least six months prior to the then current Expiration Date.

          Section 1.3     Services Fee, Quarterly Minimums and Related Expenses.

                   (a) Services Fee. During the Term, Customer will pay to INSpire for the performance of the Services a fee which will be payable monthly and calculated by multiplying (i) the amount of Written Premium recognized by Customer that is subject to the Services in the immediately preceding month, by
(ii) 7.4% until December 31, 2003, and then 6.9% from January 1, 2004 until December 31, 2008 (the "Services Fee"). For the purposes of this Agreement, "Written Premium" will mean the aggregate amount of personal property premiums paid to Customer by insureds during a particular time period for the personal property products and carriers and in the authorized states included on Schedule
1.1. The Services Fee will be due and payable in arrears on the last day of the month following the close of the calendar month in which the Services were performed.

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                  (b) Quarterly  Minimums.  During each calendar  quarter of the
Term, the Services Fee payable each month will not be less than an amount equal to 80% of the average monthly Services Fee paid in the immediately prior calendar quarter (the "Quarterly Minimum").

                  (c) Unanticipated and Increased Service Level Changes. Each Party agrees to negotiate in good faith for an adjustment to the Services Fee in the event of any statutory, regulatory or judicial changes that require additional activities not then provided for pursuant to this Agreement.

                  (d) Taxes. Customer will pay all tariffs and taxes, however designated or levied, now existing or imposed in the future that are applicable to the Services or the Services Fees. Such tariffs and taxes include state and local privilege and excise taxes, sales, use and personal property taxes and any other tariff or tax based on Services performed, equipment used, and the communication or storage of data. Notwithstanding the foregoing, Customer will not be responsible for, and INSpire will pay (i) any franchise or income taxes based upon the income of INSpire, (ii) any personal property or similar taxes based upon the personal or real property owned or leased by INSpire and used in the performance of the Services, and (iii) Texas state sales taxes payable as a result of the Implementation Fee and Services Fees due to INSpire under this Agreement; provided, however, that (1) the maximum annual Texas state sales tax base (the amount on which Texas state sales taxes are calculated) payable by INSpire on the Services Fees will not exceed the product of $5,000,000 of Earned Income multiplied by the then effective Services Fee, and (2) Customer will pay the excess of such maximum amount.

                  (e) Service Level Penalty Payment. During the Term, INSpire will pay to Customer the penalty payments set forth in Schedule 1.3(e) attached to this Agreement for INSpire's failure to achieve the Service Levels (as defined below) during the specified time period (the "Service Level Penalties"). Payment of such Service Level Penalties will not in any way limit, restrict or relieve any Party for any breach of this Agreement. Service Level Penalties shall not in the aggregate exceed 15% of the Services Fee payable in any month. INSpire will pay the Service Level Penalties to Customer within thirty (30) days of the close of the time period during which the penalty payments were calculated or, alternatively, Customer may offset, upon thirty (30) days notice to INSpire, the Service Level Penalties owed by INSpire against the Services Fees payable by Customer to INSpire. In the event that INSpire believes that Service Level Penalties have been improperly offset by Customer, INSpire shall have full recourse to all remedies provided for in Article VII of this Agreement.

                  (f) Penalty Identification. Penalties will be identified via system reports, where available, or via audit by Customer. Audits shall be conducted quarterly or monthly, at Customer's option, upon 10 days written notice to INSpire and will consist of a review of a sample size of transactions constituting at least 10% of the universe of applicable transactions for the specified audit period. Audit results will be considered by Customer and INSpire to be applicable to 100% of the universe of applicable transactions for that specified audit period for the purposes of calculating Penalties only if Service Levels are not met in more than 95% of the files audited.

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                  (g) Acts Beyond Control. If an event described in Section 8.14 of this Agreement [Force Majeure clause] impacts INSpire's ability to meet a Service Level, then INSpire will not be penalized for failing to meet that Service Level to the extent that such event has affected INSpire's ability to meet its obligations.

         Section 1.4       Payment.

                  (a) Interest on Past Due Payments. Any sum due INSpire pursuant to this Agreement that is not paid by the date on which payment is due shall bear interest from that date until the date such sum is paid at the lesser of 1.5% per month or the maximum rate of interest allowed by applicable law. Customer will also pay INSpire for any reasonable expenses, including attorneys' fees, incurred by INSpire in the collection of any amounts due and payable under this Agreement.

                  (b) Electronic Funds Transfer. INSpire will provide Customer bank routing information. All payments are to be via Electronic Funds Transfer
(EFT), unless otherwise agreed to in writing by the parties, to the account specified in writing by INSpire.

                  (c) Payment of Undisputed Amounts. In the event that there is an amount in dispute, Customer is still obligated to pay all undisputed amounts on all invoices.

         Section  1.5  Sublease  of  Premises;   Software   License   Agreement;
Professional  Services  Agreement;   Asset  Purchase  Agreement,   Comprehensive
Preferred Escrow Agreement, and Claims Administration Agreement.

                  (a) Sublease of Premises. Concurrent with the execution of this Agreement, and as a condition to it, Customer and INSpire will enter into a separate Sublease by which INSpire shall sublease office premises located at 6055 Lusk Boulevard, San Diego, to Customer.

                  (b) Software License Agreement. Concurrent with the execution of this Agreement, and as a condition to it, Customer and INSpire will enter into separate Software License Agreement by which INSpire will license certain software systems to Customer.

                  (c) Professional Services Agreement. Concurrent with the execution of this Agreement, and as a condition to it, Customer, Arrowhead Claims Management, Inc. and INSpire will enter into separate Professional Services Agreement by which INSpire will provide certain professional services to Customer.

                  (d) Asset Purchase Agreement. Concurrent with the execution of this Agreement, and as a condition to it, Customer and INSpire will enter into a separate Asset Purchase Agreement by which INSpire will sell certain assets to Customer and Customer will purchase such assets from INSpire.

                  (e) Comprehensive Preferred Escrow Agreement. Concurrent with the execution of this Agreement, and as a condition to it, Customer and INSpire will enter into separate Comprehensive Preferred Escrow Agreement by which

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Inspire  will  maintain  in escrow a copy of the object code and source code for the latest version of INSpire's software incorporated in the System in use by Customer.

                  (f) Claims Administration Agreement. Concurrent with the execution of this Agreement, and as a condition to it, Arrowhead Claims Management, Inc., INSpire, and INSpire Claims Management, Inc. will enter into a separate Claims Administration Agreement by which INSpire and INSpire Claims Management, Inc. will provide certain claims administration services to Arrowhead Claims Management, Inc.

                                   ARTICLE II
                             PERFORMANCE OF SERVICES

         Section 2.1 Service Levels. Each Party agrees to the service levels set forth on Schedule 2.1, which service levels will be reviewed annually and revised as mutually agreed upon by the Parties (the "Service Levels"). INSpire will provide Services under this Agreement in accordance with the Service Levels.

         Section 2.2 Evaluation and Review Process. Within 30 days after the end of each calendar month during the Term, INSpire will provide Customer with a monthly service report that shows INSpire's performance as measured against the Service Levels.

         Section 2.3       Audit: Access to Records, Systems and Facilities.

                 (a) Annual Audit. Within 90 days after the completion of each calendar year during the Term, INSpire and Customer will cause a mutually agreed-upon, nationally-recognized accounting firm or other professional entity
(i) to test the procedures and controls used by INSpire in the performance of the Services, and (ii) to opine as to whether such procedures and controls are sufficient to meet the Service Levels. INSpire and Customer agree to split the costs and expenses of the third party auditor equally between the parties.

                  (b) Access to Records and Facilities. INSpire will provide Customer and its reinsurers, carriers, prospective carriers and the entity performing the annual audit described above reasonable access to its facilities and all books, records and accounts necessary to verify compliance with this Agreement. Such access will be made available upon prior written notice during normal business hours for the Term of this Agreement and during the periods in which INSpire is required to maintain such records. INSpire will provide the appropriate state insurance departments reasonable access to its facilities and all necessary books, records and accounts in a form usable by such department. Customer remains responsible for ensuring that all persons given access comply with the confidentiality provisions of Article III.

                  (c)  Access  to  Systems.   INSpire  will   provide   Customer
reasonable access to the computer systems used by INSpire to perform the Services. Such access will be made available upon prior written notice during normal business hours during the Term. Customer will be responsible for the

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payment or  reimbursement  of any fees or  expenses  associated  with  INSpire's compliance with this subsection.

         Section 2.4       Ownership of Property

                  (a) Customer's Property. Customer will own all right, title and interest in and to the content of the policy, claim, accounting and agent files and computer images and storage discs created or developed in connection with, or as a result of the performance of the Services.

                  (b) INSpire's Property. Subject to the foregoing, INSpire will own all right, title and interest in and to any and all tools, techniques, processes, procedures, inventions, software, patents, know how, trade secrets and other copyrights that it already has or that are first discovered, created or developed by INSpire in connection with, as a result of or incident to the performance of the Services.

         Section 2.5 Customer's Performance Obligations and Acknowledgements. INSpire's performance of the Services require the support and cooperation of Customer. As such, Customer agrees and acknowledges as follows:

                  (a) Provide Information and Material. Customer will provide, in a timely manner and in a format reasonably acceptable to INSpire, the data and materials necessary for INSpire to perform the Services, including policy jackets, Customer's banking institution account information, corporate and subsidiary logos (if applicable), style and specifications of printed documents such as insurance policies.

                  (b)  Acknowledgment of Responsibility.  Customer  acknowledges
that  INSpire  assumes  no  risk  or   responsibility   for  Customer's   claims
administration under this Agreement.

                  (c) Access to Third Party Software. Customer will provide INSpire access to all software necessary for INSpire to perform the Services.

         Section 2.6 Maintenance of Documents and Files. During the Term, INSpire will maintain (a) records of amounts billable to and payments made on behalf of Customer, and (b) copies of all policies, applications, documents, records and correspondence relating to such policies. INSpire will not destroy these records and documents without the written permission of Customer for a period of five years from the loss or termination date of the applicable policy, or the period specified by the applicable state or federal statute regulating preservation of records, whichever is longer. INSpire may, at its discretion, use magnetic, optical, and other types of technology to store such data. INSpire agrees to provide to Customer reasonable supporting documentation regarding any disputed invoice or claim amount within 15 days after Customer provides written notification of the dispute to INSpire. INSpire agrees that it will backup all Customer data each month for the Term. Customer may obtain a copy of backup data at any time upon reasonable notice to INSpire.

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         Section 2.7 Ultimate  Discretion.  INSpire acknowledges and agrees that
Customer, being at risk and having ultimate responsibility for the policies to be administered by INSpire, will at all times have ultimate discretion with respect to all matters pertaining to such policies.

         Section 2.8 Mail Received After Closing. On and after the Effective Date, INSpire may receive and open all mail addressed to Customer and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Services. INSpire agrees to deliver or to cause to be delivered to Customer all mail received by INSpire which is addressed to Customer and does not relate to the Services.

         Section 2.9 Insurance. During the Term, INSpire will maintain errors and omissions insurance under a current and paid up policy, effective as of the Effective Date, issued by an insurer reasonably acceptable to Customer, which insurance will have a policy limit of no less than $5,000,000 and a deductible no greater than $250,000. If INSpire fails to maintain coverage or incurs a lapse in coverage, Customer may purchase tail coverage (at INSpire's expense) in the amount set forth herein. INSpire will provide a copy of said insurance policy to Customer and annually provide to Customer a certificate of insurance issued by INSpire's carrier. Customer will be named as an additional insured under INSpire's errors and omissions insurance policy.

                                   ARTICLE III
                                 CONFIDENTIALITY

         Section 3.1 Definitions. For purposes of this Article the following definitions will apply:

                  (a) "Arrowhead Group" means Arrowhead Management Company, Customer and Arrowhead Claims Management, Inc. and their respective affiliates, parent entities, subsidiaries, agents, directors, officers, employees, accountants, attorneys and advisors.

                  (b)  "INSpire   Group"  means   INSpire  and  INSpire   Claims
Management, Inc. and their respective affiliates, parent entities, subsidiaries, agents, directors, officers, employees, accountants, attorneys and advisors.

                  (c) "Confidential Information" means any information, oral or written, whether prepared by the Disclosing Party, its Representatives or otherwise, which is furnished to the Receiving Party or on behalf of the Disclosing Party after the date of this Agreement relating to the Services. Such information includes, but is not limited to, financial information, trade secrets, processes, inventory, formulas, prices, markets, employee lists, salaries, reports, computer files, maps, drawings, specifications, title reports, customer information and lists, vendor sources, development and marketing, plans, statistical data, forecasts, marketing strategies, or other commercial, technical, strategic or human resources information. The term "Confidential Information" does not include: (i) information which is or becomes generally available to the public other than as a result of any unauthorized disclosure or any wrongful acts of the Receiving Party; (ii) information which is independently developed by the Receiving Party without the use of Confidential Information from the Disclosing Party; (iii) information which is

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rightfully  received from a third party whose  disclosure  would not violate any confidentiality obligation or breach of any agreement; or (iv) information which is approved for release by the Disclosing Party in writing signed by the Disclosing Party specifying the information to be released.

                  (d) "Disclosing Party" means Arrowhead Group or INSpire Group, as the case may be, with respect to any Confidential Information provided by such party to the other party.

                  (e) "Receiving Party" means Arrowhead Group or INSpire Group, as the case may be, with respect to any Confidential Information received by such party from the other party.

                  (f) "Representative" means any employee, agent, attorney, accountant, financial advisor or other person acting on behalf of a party in connection with this Agreement.

         Section 3.2       Nondisclosure.  The Parties hereby agree as follows:

                  (a) Use of Information. All Confidential Information will be used solely for the purpose of performing the Services. In no event will Confidential Information be used by any party or person receiving Confidential Information for business or competitive purposes.

                  (b) Confidentiality. All Confidential Information will be kept strictly confidential by the Receiving Party and the Receiving Party will restrict disclosure of Confidential Information to only those employees, agents and advisors of the Receiving Party who have a need to know such information for the purpose of performing the Services.

                  (c) Disclosure to Representatives. Representatives of the Receiving Party shall be informed by the Receiving Party of the confidential nature of such information and the covenant of confidentiality by the Receiving Party hereunder, and they shall be directed by the Receiving Party to treat such information confidentially Before any disclosure or dissemination of any Confidential Information subject to this Agreement is made to any person, other than an officer or director of the Receiving Party or its counsel or independent accountant, the Receiving Party shall provide the person to whom such disclosure is made with a copy of this Agreement.

         Section 3.3 No Solicitation. Each Party agrees that without the other Party's prior written consent, neither such Party nor any of its affiliates will solicit for employment, employ or otherwise contract for or solicit the services of any person who is now employed by the other Party, for a period of one year from the Effective Date, provided that this paragraph shall not apply to general commercially published solicitations for employment by a Party or responses thereto by employees of the other Party or to the hiring of employees as contemplated by the definitive agreements pursuant to which this Agreement was executed.

          Section 3.4 Required Disclosure. In the event the Receiving Party or its Representatives are requested or required in a judicial, administrative or governmental proceeding to disclose any Confidential Information, the Receiving Party shall cooperate with the Disclosing Party and provide it with prompt

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notice of any such request so that the Disclosing  Party may seek an appropriate protective order and/or waive the Receiving Party's compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party or its Representatives are nonetheless, in the opinion of the Receiving Party's attorneys, legally required to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other penalty, the Receiving Party may disclose such information to such tribunal without liability hereunder, provided that the Receiving Party complies with the notice provisions of this paragraph.

          Section 3.5 Return of Confidential Information. Upon the expiration or termination of this Agreement, the Receiving Party shall promptly, and in any event upon request by the Disclosing Party, deliver to the Disclosing Party all Confidential Information, including all written and electronically stored copies. Neither the Disclosing Party nor its Representatives will retain any copies, extracts or other reproductions, in whole or in part, of such Confidential Information. At the Disclosing Party's request, all documents, memoranda, notes and other such writings prepared by the Receiving Party or its Representatives based on the information in the Confidential Information, or which quote from or summarize any Confidential Information, will be destroyed as soon as reasonably practicable, and such destruction shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party supervising the destruction.

          Section 3.6 Remedies for Breach. The Parties acknowledge that a breach of the covenant of confidentiality contained in this Agreement may result in irreparable and continuing damage to the Disclosing Party for which there will be no adequate remedy at law. In the event of any breach of this Agreement, the Receiving Party agrees that the Disclosing Party shall be entitled to seek and obtain specific performance of this Agreement by the Receiving Party, including, upon making the requisite showing that it is entitled thereto, provisional injunctive relief restraining the Receiving Party from committing such breach, in addition to such other and further relief, including monetary damages, as provided by law.

                                   ARTICLE IV
                       TRADE SECRET AND PROPRIETARY RIGHTS

         Section 4.1 No Rights to Software. Notwithstanding any use by INSpire of any proprietary computer software programs in the performance of the Services, neither this Agreement nor the performance of any Services hereunder will be construed as a grant of a license or any other interest in or to INSpire's computer software programs. Further, this Agreement grants to Customer no right to possess or reproduce, or any other interest in, any of the computer software programs used in the performance of all or any part of the Services or their specifications in any tangible or intangible medium. Customer may not mortgage, hypothecate, sell, assign, pledge, lease, transfer, license or sublicense any computer software programs used in the performance of all or any part of the Services, nor allow any person or entity to transmit, copy or reproduce any such computer software programs. In the event Customer comes into possession of the computer software programs used in the performance of all or any part of the Services, Customer will immediately notify INSpire and return such computer software programs and all copies of any kind thereof to INSpire.

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         Section 4.2  Nondisclosure.  Other than  Customer's  employees who need access to computer software programs for the performance of their duties, Customer covenants and agrees not to disclose or otherwise make available to any person any computer software programs used in the performance of all or any part of the Services. Customer agrees to take all reasonable steps necessary to obligate each of its employees who is given access to such computer software programs to a level of care sufficient to protect the computer software programs from unauthorized disclosure.

         Section 4.3 Survival. THE OBLIGATION OF THE PARTIES UNDER THIS ARTICLE AND ARTICLE III WILL CONTINUE AFTER THIS AGREEMENT EXPIRES OR IS TERMINATED.

                                    ARTICLE V
                                   TERMINATION

         Section 5.1 Termination of Agreement. This Agreement may be terminated prior to the Expiration Date only as follows:

                  (a) by the non-breaching Party upon a breach by the other Party of its duties or obligations under this Agreement; provided, however, that
(i) such breach remains substantially uncured within 30 days after written notice specifying such breach is received by the breaching Party, or (ii) with respect to a breach that cannot be reasonably cured within a 30 day period, should the defaulting party fail to proceed within 30 days after written notice specifying the breach to commence curing the default and thereafter fail to proceed with all reasonable diligence to cure substantially the default;

                  (b) by a Party in the event (i) the other Party makes a general assignment for the benefit of creditors, (ii) the other Party files a voluntary petition in bankruptcy or petitions for reorganization or similar arrangement under the bankruptcy laws,; excepting the Bankruptcy Case, (iii) a petition in bankruptcy is filed against the other Party by a third party and such petition is not dismissed within ninety days of its filing date, (iv) a receiver or trustee is appointed for all or any part of the property and assets of the other Party, or (v) the Bankruptcy Case is converted to a case under Chapter 7 of the Bankruptcy Code;

                  (c) by Customer, upon commission by INSpire of fraud, criminal conduct or willful violation of an insurance statute or regulation, if said conduct by INSpire has a material adverse effect on Customer's ability to engage in business. This paragraph does not apply to conduct by INSpire employees who are not acting at the direction of INSpire; or

                  (d) by INSpire if Customer's Written Premium falls below $20,000,000 on an annual basis.

         Section 5.2 Procedure Upon Expiration or Termination. Upon expiration or termination of this Agreement:

                  (a) INSpire will promptly return to Customer any policies, forms or other supplies imprinted with Customer's name, regardless of who incurred the cost for same as well as all files and documents regarding Customer's policies;

                  (b) INSpire will provide promptly to Customer, without charge, a backup of all data files. Further, for a reasonable fee on a time and materials basis, INSpire will provide to Customer the personnel necessary to assist with the records layout and file structures of the data files such that these records and data files can be transferred to a new data base designated by Customer. In the event that termination is as a result of a breach by INSpire, Customer shall have the right to maintain and process its policies on INSpire's then current software systems for a period of up to six months so that Customer can effect an orderly transfer of its business to a new processing system; provided that Customer shall pay all third party maintenance, license and other fees in order to do so.

                  (c) Such expiration or termination will not in any way limit, restrict or relieve any Party of liability for any breach of this Agreement.

                  (d) The automatic stay under the Bankruptcy Code will not in any way limit or restrict Customer from exercising its rights or remedies upon expiration or termination of this Agreement.

                                   ARTICLE VI
                      REMEDIES AND LIMITATION OF LIABILITY

         Section 6.1       Indemnification of the Parties.

                  (a) Each Party (the "Indemnitor") will indemnify, defend, and hold harmless the other Party (the "Indemnitee") from and against any arbitration award, claim, cost, damage, demand, expense, fine, liability, lawsuit, obligation, payment, or penalty of any kind or nature whatsoever, including any reasonable attorneys' fees and expenses (a "Claim") incurred by the Indemnitee that arises out of or directly relates to the Indemnitor's performance or breach of this Agreement. Upon an Indemnitee's request, the Indemnitor will indemnify the Indemnitee's directors, employees, officers, agents, attorneys, representatives and shareholders to the same extent as such Indemnitee. No such person, however, will be a third party beneficiary of the indemnification provision set forth in this Agreement. To the extent that a Indemnitee requests the Indemnitor to indemnify such party's representatives, the Indemnitee will cause its representatives to comply with the indemnification provisions and abide by the indemnification limitations set forth in this Agreement.

                  (b) Customer hereby fully and irrevocably waives, releases and discharges all existing and potential claims, awards, costs, demands, expenses, liabilities, fines, balances, payments, demands for payment or rights that Customer may have against INSpire, which in any way relate to or arise from the services rendered by INSpire under the Policy Administration Agreement, except for claims for indemnification arising from INSpire's negligent handling of

Customer's policy processing services prior to the Effective Date of this Agreement. INSpire hereby fully and irrevocably waives, releases and discharges all existing and potential claims, awards, costs, demands, expenses, liabilities, fines, balances, payments, demands for payment or rights INSpire may have against Customer, which in any way relate to or arise from the services rendered by INSpire under the Policy Administration Agreement, except for (i) claims for indemnification arising from Customer's negligent handling of its own policy processing services on or after the Effective Date of this Agreement and
(ii) any amounts owed to INSpire pursuant to the Policy Administration Agreement for services rendered by INSpire from April 1, 2002 until the Effective Date. INSpire will indemnify, defend and hold Customer harmless from liability for negligent policy processing services prior to the Effective Date, unless the policy processing was in compliance with the direction of Customer or the carrier. Customer will indemnify, defend and hold INSpire harmless for Customer's negligent policy processing, unless the policy processing was in compliance with the direction of the carrier.

         Section 6.2 Limitations of Liability. INSpire will not be liable for any damages or indemnification under this Agreement arising out of any handling of any claims under Customer's policies where bad faith is alleged (the "Bad Faith Claims"), (a) except to the extent such Bad Faith Claim arises out of or is directly related to INSpire's negligence, gross negligence or willful misconduct in the performance of the Services; provided, however, that INSpire will have no liability hereunder in connection with any action, or any failure to take an action, taken at the direction of Customer, (b) until the amount of the aggregate of all Bad Faith Claims for damages and indemnification for which INSpire would otherwise be responsible exceeds $50,000 in any particular calendar year (the "Deductible") and then INSpire will only be responsible for the amount in excess of the Deductible, and (c) to the extent that the aggregate amount of such Bad Faith Claims exceed $5,000,000 in the aggregate.

         Section 6.3 Limitation Acknowledgement. Each Party expressly acknowledges that the limitations set forth in this Article VI represent the express agreement of the Parties with respect to the allocation of risks between the Parties, including the level of risk to be associated with the performance of the Services as related to the amount of the payments to be made to INSpire for such Services, and each party fully understands and irrevocably accepts such limitations.

         Section 6.4 Notice of Claim. Any award of damages or indemnification pursuant to this Agreement is conditioned upon the Indemnitor having received full and prompt notice in writing of the Claim and the Indemnitee allowing the Indemnitor to fully direct the defense or settlement of such Claim; provided, however, that the failure to receive prompt notice relieves the Indemnitor of its obligations under this Article only if the Indemnitor is materially prejudiced by the failure to receive such notice. The Indemnitor will not be responsible for any settlement or compromise made without its consent.

                                   ARTICLE VII
                       ARBITRATION AND EQUITABLE REMEDIES

         Section 7.1 Settlement Meeting. The Parties will attempt in good faith to resolve promptly through negotiations any dispute under this Agreement. If any such dispute should arise, the Parties will meet at least once to attempt to resolve the matter (the "Settlement Meeting"). Any Party may request the other Parties to attend a Settlement Meeting at a mutually agreed time and place within ten days after delivery of a notice of a dispute. The occurrence of a Settlement Meeting with respect to a dispute will be a condition precedent to seeking any arbitration or judicial remedy, provided that if a Party refuses to attend a Settlement Meeting the other Parties may proceed to seek such remedy.

         Section 7.2 Arbitration Proceedings. If the Parties have not resolved a monetary dispute at the Settlement Meeting any Party may submit the matter to arbitration. A panel of three arbitrators will conduct the arbitration proceedings in accordance with the provisions of the Federal Arbitration Act (99 U.S.C. Section 1 et seq.) and the Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules"). The decision of a majority of the panel will be the decision of the arbitrators.

                  (a) Arbitration Notice. To submit a monetary dispute to arbitration, a Party will furnish the other Parties and the American Arbitration Association with a notice (the "Arbitration Notice") containing (i) the name and address of such Party, (ii) the nature of the monetary dispute in reasonable detail, (iii) the Party's intent to commence arbitration proceedings under this Agreement, and (iv) the other information required under the Federal Arbitration Act and the Arbitration Rules.

                  (b) Selection of Arbitrators. Within ten days after delivery of the Arbitration Notice, each Party will select one arbitrator from the list of the American Arbitration Association's National Panel of Commercial Arbitrators. Within ten days after the selection of the last of those two arbitrators, those two arbitrators will select the third arbitrator from such list. If the first two arbitrators cannot select a third arbitrator within such ten-day period, the American Arbitration Association will select such third arbitrator from the list. Each arbitrator will be an individual not subject to disqualification under Rule No. 19 of the Arbitration Rules with experience in settling complex litigation involving the insurance industry.

                  (c) Arbitration Final. The arbitration of the matters in controversy and the determination of any amount of damages or indemnification will be final and binding upon the Parties to the maximum extent permitted by law, provided that any Party may seek any equitable remedy available under Law as provided in this Agreement. This agreement to arbitrate is irrevocable.

         Section 7.3 Place of Arbitration. Any arbitration proceedings will be conducted at such neutral location outside of the States of California and Texas as the Parties may agree. If a neutral location cannot be agreed upon by the parties, then the arbitration proceedings will be held in Albuquerque, New

Mexico. The arbitrators will hold the arbitration proceedings within 60 days after the selection of the third arbitrator.

         Section 7.4 Discovery. During the period beginning with the selection of the third arbitrator and ending upon the conclusion of the arbitration proceedings, the arbitrators will have the authority to permit the Parties to conduct such discovery as the arbitrators consider appropriate.

         Section 7.5 Equitable Remedies. Notwithstanding anything else in this Agreement to the contrary, after the Settlement Meeting a Party will be entitled to seek any equitable remedies available under law. Any such equitable remedies will be in addition to any damages or indemnification rights that such Party may assert in an arbitration proceeding.

         Section 7.6 Judgments. Any arbitration award under this Agreement will be final and binding. Any court having jurisdiction may enter judgment on such arbitration award upon application of a Party.

         Section 7.7 Expenses. If any Party commences arbitration proceedings or court proceedings seeking equitable relief with respect to this Agreement, the prevailing Party in such arbitration proceedings or case may receive as part of any award or judgment reimbursement of such Party's reasonable attorneys' fees and expenses to the extent that the arbitrators or court considers appropriate.

         Section 7.8 Cost of the Arbitration. The arbitrators will assess the costs of the arbitration proceedings, including their fees, to the Parties in such proportions as the arbitrators consider reasonable under the circumstances.

         Section 7.9 Exclusivity of Remedies. To the extent permitted by law, the arbitration and judicial remedies set forth in this Article will be the exclusive remedies available to the Parties with respect to any dispute under this Agreement or claim for damages or indemnification under this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         Section 8.1 Amendment. No amendment of this Agreement will be effective unless in writing signed by the Parties.

         Section 8.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original agreement, but all of which will constitute one and the same agreement.

         Section 8.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter of this Agreement.

         Section 8.4 Expenses. Each Party will bear its own expenses with respect to the negotiation and preparation of this Agreement.

         Section 8.5 No Assignment. No Party may assign its benefits or delegate its duties under this Agreement without the prior consent of the other Party. Any attempted assignment or delegation without such prior consent will be void. Notwithstanding the foregoing, each Party may assign its rights under this Agreement to a purchaser of all the assets or equity of such Party without the other Party's consent, and any such purchaser and any subsequent purchasers of all of the assets or equity of such Party may similarly assign such rights.

         Section 8.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and no other Person will have any right, interest, or claim under this Agreement.

         Section 8.7 Notices. All claims, consents, designations, notices, waivers, and other communications in connection with this Agreement will be in writing. Such claims, consents, designations, notices, waivers, and other communications will be considered received (a) on the day of actual transmittal when transmitted by facsimile with written confirmation of such transmittal, (b) on the next business day following actual transmittal when transmitted by a nationally recognized overnight courier, or (c) on the third business day following actual transmittal when transmitted by certified mail, postage prepaid, return receipt requested; in each case when transmitted to a Party at its address set forth below (or to such other address to which such Party has notified the other, Parties in accordance with this Section to send such claims, consents, designations, notices, waivers, and other communications):

INSpire:                                        Attn: Chief Executive Officer
                                                300 Burnett Street
                                                Fort Worth, Texas 76012
                                                Phone: 817-348-3999
                                                Fax: 817-348-3787

         with a copy to:                        Mr. Steve Leshin
                                                Jenkens & Gilchrist, P.C.
                                                1445 Ross Avenue, Suite 3200
                                                Dallas, Texas 75202
                                                Phone:  214-855-4500
                                                Fax:  214-855-4300

Customer:                                       Attn: Chief Executive Officer
                                                402 West Broadway, Suite 1600
                                                San Diego, California 92101
                                                Phone: 619-677-5213
                                                Fax: 619-677-5298

         Section 8.8 Public Announcements. The Parties will agree on the terms of any press releases or other public announcements related to this Agreement, and will consult with each other before issuing any press releases or other public announcements related to this Agreement; provided, however, that any Party may make a public disclosure if in the opinion of such Party's counsel it is required by law or the rules of any applicable stock exchange or dealer quotation system to make such disclosure. The Parties agree, to the extent practicable, to consult with each other regarding any such public announcement in advance thereof. The Parties may, however, include the other Party on any general customer lists or in presentations that include a list of current customers.

         Section  8.9   Representation  by  Legal  Counsel.   Each  Party  is  a
sophisticated entity that was advised by experienced legal counsel and other advisors in the negotiation and preparation of this Agreement.

         Section 8.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions of this Agreement or affect the validity or enforceability of such provision in any other jurisdiction. In addition, any such prohibited or unenforceable provision will be given effect to the extent possible in the jurisdiction where such provision is prohibited or unenforceable.

         Section 8.11 Successors. This Agreement will be binding upon and will inure to the benefit of each Party and its heirs, legal representatives, permitted assigns, and successors, provided that this Section will not permit the assignment or other transfer of this Agreement, whether by operation of law or otherwise, if such assignment of other transfer is not otherwise permitted under this Agreement.

         Section 8.12 Time of the Essence. Time is of the essence in the performance of this Agreement and all dates and periods specified in this Agreement.

         Section 8.13 Waiver. No provision of this Agreement will be considered waived unless such waiver is in writing and signed by the Party that benefits from the enforcement of such provision. No waiver of any provision in this Agreement, however, will be deemed a waiver of a subsequent breach of such provision or a waiver of a similar provision. In addition, a waiver of any breach or a failure to enforce any term or condition of this Agreement will not in any way affect, limit, or waive a Party's rights under this Agreement at any time to enforce strict compliance thereafter with every term and condition of this Agreement.

         Section 8.14 Force Majeure. The Parties will not be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of Services resulting, directly or indirectly, from acts of God, civil or military authority, labor disputes, shortages of suitable materials, labor or transportation or any similar cause beyond the reasonable control of the Parties.

         Section 8.15 Attorneys' Fees. In the event of any action, arbitration, claim, proceeding or suit between Customer and INSpire seeking enforcement of any of the terms and conditions of this Agreement, the prevailing party in such action, arbitration, claim, proceeding or suit will be awarded its reasonable costs and expenses, including its court costs and reasonable attorneys' fees.

         Section 8.16 Relationship of the Parties. The Parties are independent contractors of one another, and there should be no instance in which they should be construed as partners or joint venturers.

         Section 8.17 Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against either Party because such Party or its legal counsel drafted this Agreement or such provision. No prior draft of this Agreement or any provision contained in this Agreement will be used when interpreting this Agreement or its provisions.

         Section 8.18 Headings. Article and section headings are used in this Agreement only as a matter of convenience and will not have any effect upon the construction or interpretation of this Agreement.

         Section 8.19 Condition of Bankruptcy Court Approval. This Agreement is expressly conditioned upon INSpire obtaining a final order from the Bankruptcy Court in the Bankruptcy Case approving (a) this Agreement, as well as the Sublease, the Software License Agreement, the Professional Services Agreement, the Asset Purchase Agreement, the Comprehensive Preferred Escrow Agreement and the Claims Administration Agreement concurrently entered into between members of the INSpire Group and members of the Arrowhead Group, all without amendment or modification, unless such amendment or modification is approved in writing by all of the Parties, within forty-five (45) days after the date this Agreement is entered into; and (b) the termination of the Policy Administration Agreement and the Claims Administration Services Agreement and the Claims Management Agreement. The final order of the Bankruptcy Court shall be in a form and substance acceptable to Customer. This Agreement shall be implemented by the Parties on a date mutually agreed to by the Parties, but no later than five days after the Effective Date. If the final order from the Bankruptcy Court is not obtained within the time specified, this Agreement and all of its terms and provisions are and shall be null and void and of no force or effect whatsoever.

         Section 8.20 Termination of Policy Administration Agreement. INSpire and Customer do hereby agree to terminate, and do terminate, the Policy Administration Agreement as of the Effective Date.

                           [SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by a duly authorized officer as of the Signing Date.

INSpire:                       INSPIRE INSURANCE SOLUTIONS, INC.,
                               and Debtor and Debtor-in-Possession


                               By:________________________________
                                  Richard Marxen, President & CEO


Customer:                      ARROWHEAD GENERAL INSURANCE AGENCY, INC.


                               By:________________________________
                                  Kieran A. Sweeney, President & CEO

          Schedule 1.1 - Policy Processing and Administration Services

         During the Term, and in accordance with the guidance and direction provided by Customer, the following Policy Processing and Administration Services will be provided by INSpire to Customer for the authorized Personal
Property  products,  carriers  and  states  identified  in  Paragraph  2 of this
Schedule 1.1:

    1.   Policy Processing and Administration Services:

         (a) INSpire will provide the technical and administrative services to support the acquisition of policies by Customer.

         (b) Expert system rules will be developed and provided to incorporate Customer's desired risk profiles.

         (c) INSpire will issue Customer's policies, process renewals and generate accurate billing invoices, cancellations, endorsements and reinstatements. INSpire will use such non-renewal or cancellation notices as may be required by any policy wording, regulatory authority or as directed by Customer.

         (c) Invoices will be processed for additional premiums and renewal bills.

         (d) Refunds will be processed for return premiums.

         (e) Inquiries from agents, insureds, and other relevant third parties (mortgagees) will be handled on behalf of Customer.

         (f) Data processing support for policy processing will be provided which will include imaging of documents, data entry, editing, expert system underwriting, electronic workflow, rating, electronic interfacing of data, coding, reporting, accounting; and maintenance of policy records.

         (g) INSpire will provide the necessary services to insure personnel assigned to provide Services to Customer are provided with the necessary space, furniture, fixtures, electronic power, computer connections, telephones and other required assets to provide the Services.

         (h) INSpire will mail all necessary policy documents, declaration pages, bills, renewals, reinstatements, additional premium notices, endorsements and all other required policy related documentation and correspondence to the correct and relevant parties.

         (i) Premium accounting services will be provided: to manage and account for premiums received and distributed, to maintain trust accounts and other necessary accounts; to pay agent commissions in accordance with Customer's reasonable obligations, including but not limited to:

                  (i) Premium Trust Account. Promptly upon receipt thereof, INSpire will deposit all premiums and other funds collected for business written under this Agreement into a trust account to be established and controlled by Customer (the "Premium Trust Account") INSpire may draw upon the Premium Trust Account to pay return premiums and refunds due to policyholders.

                  (ii) Commission Account. After Customer has established and funded a separate bank account which INSpire may draw upon to pay commission due to agents and producers (hereinafter called the "Operating Account") INSpire will reconcile all disbursements from the Operating Account each month by type and amount of disbursement and furnish a copy to Customer.

                  (iii) Reports. All reports and reconciliations to be provided to Customer under this Agreement (whether in hard copy or maintained on computers) will be forwarded within five (5) business days after the end of each month. The reports will include, but not be limited to, information and statistical data (A) required by Insurance Services Office ("ISO"), (B) necessary for Customer to prepare any reports required by the National Association of Insurance Commissioners ("NAIC"), or (C) other reports reasonably requested, including policy-year, accident-year and calendar-year reports, to monitor and evaluate the subject business (the "Premium Reports").

         (k) INSpire will calculate and pay commissions to the producer on Customer's behalf, or will invoice and receive the return of commission from the producer on return premium transactions; INSpire will prepare a magnetic tape of commission data for Customer to prepare Federal 1099 tax statements for commission paid to producers. Federal 1099 tax statements will be printed and mailed as reasonably requested by Customer.

         (l) INSpire will provide data links and policy systems access for Customer.

         Additional reports or modifications to agreed upon reports will be charged to Customer on a time and materials basis utilizing the appropriate mix of service personnel required to perform the modifications or produce new reports. The hourly rates for such work will be $77 per hour

2. The Personal Property Products, Carriers and States Authorized for Services:


State            Plan #          Product          Carrier
-------------------------------------------------------------------------
AL                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
AZ                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
CA                 14            Motorcycle       Clarendon National
-------------------------------------------------------------------------
CA               15-16           DIC              Clarendon National
-------------------------------------------------------------------------
CA             17-20, 22         HO3              Clarendon National
-------------------------------------------------------------------------
CA                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
CA            27-29, 35,36       DP3              Clarendon National
-------------------------------------------------------------------------
CA                 31            HO4              Clarendon National
-------------------------------------------------------------------------
CA                 32            HO6              Clarendon National
-------------------------------------------------------------------------
CA             17-20, 22         HO3              Clarendon National
-------------------------------------------------------------------------
CT               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
CT                 31            HO4              Clarendon National
-------------------------------------------------------------------------
CT                 32            HO6              Clarendon National
-------------------------------------------------------------------------
CT               33, 34          Pref HO4/6       Clarendon National
-------------------------------------------------------------------------
DE               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
DE                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
FL                 21            Mobile Home      LION
-------------------------------------------------------------------------
GA               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
LA               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
LA                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
LA                 24            DP1              Clarendon National
-------------------------------------------------------------------------
MD               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
MD                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
ME               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
MS               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
MS                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
NH               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
NJ               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
NM                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
NY             18-20, 22         HO3              Clarendon National
-------------------------------------------------------------------------
NY               31,33           HO4              Clarendon National
-------------------------------------------------------------------------
NY               32,34           HO6              Clarendon National
-------------------------------------------------------------------------
OR                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
PA                 14            Motorcycle       Clarendon National
-------------------------------------------------------------------------
PA                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
RI               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
SC               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
SC                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
VA             18-20, 22         HO3              Clarendon National
-------------------------------------------------------------------------
VA               31,33           HO4              Clarendon National
-------------------------------------------------------------------------
VA               32,34           HO6              Clarendon National
-------------------------------------------------------------------------
CA               18-20           HO3              Sirius America
-------------------------------------------------------------------------
CA                 50            BOP              HUDSON
-------------------------------------------------------------------------
CA                 55            Umbrella         RLI

Schedule 1.3(e) - Penalty Provisions and Payments for INSpire's failure to meet Service Levels

The following penalties will apply should INSpire fail to meet the individual Service Levels set forth in Schedule 2.1(a) to the Policy Processing and Administration Agreement. Each Penalty numbered below will constitute the penalty to INSpire for failing to meet the same numbered Service Level on
Schedule 2.1(a):

1.       $500 per day.

2.       $200 per day.

3.       $100 per day.

4.       $100 per day.

5.       $100 per day.

6.       5% reduction of the Services Fee for the following month.

7.       5% reduction of the Services Fee for the following month.

8.       $2.50 per renewal per day offered late.

9.       $2.50 per inspection reviewed outside of agreed upon service level

10.      $2.50 in each instance collection procedure is not adhered to.

11.      No Penalty. This is a good faith commitment.

12.      $2.50 per endorsement per day late processed.

13. $2.50 per late mailed billing invoice or premium refund check, plus any fines or penalties assessed by regulators resulting from late processing.

14.      $50 per late processed cancellation or non-renewal.

15.      $10 per day per estimate delivered late.

16.      $1 per suspense item per day late.

17.      $500 per day late implementation.

Schedule 2.1 - Service Levels for the Policy Processing and Administration of Personal Property Policies


1. Call Center Services - These services will be provided by INSpire from 8:00 a.m. to 5:30 p.m. on Monday through Friday for California personal property insureds and from 6:00 a.m. to 5:30 p.m. on Monday through Friday for insureds located outside of California utilizing toll-free 1-800 inbound telephone service. Services will not be provided during INSpire's observed holidays. Times stated are Pacific Standard Times.

2. During the times specified above, the INSpire Call Center will answer 85% of all calls received within 60 seconds or less.

3.       The Call Center will answer 95% of the calls within 120 seconds.

4.       The Call Center will have a call abandonment rate of less than 5%.

5. All phone calls requiring a call back will be returned within one business day.

6. INSpire will process all new and renewal personal property policies with an Overall Error Rate of 5% or less. The Overall Error Rates will be computed as follows:

         Overall Error Rate = Errors Observed divided by Number of Policies Audited.

7. All new personal property policies will be issued within 8 business days upon receipt of the required information necessary to process the policy.

8. All renewal policies/offers will be reviewed, underwritten and mailed to the insured in compliance with state specific regulations.

9. All personal property inspections will be underwritten within 8 days of receipt in INSpire's mailroom.

10. INSpire will follow an agreed upon collection procedure to collect premiums due from insureds and/or agents when a policy lapses and a balance is due.

11. INSpire and Customer will work together to find ways to maintain and when possible, increase retention levels of the policies processed.

12.      All  endorsements  received  by  INSpire's  mailroom,   online  or  via
         facsimile will be processed within 8 business days.

13. All regularly scheduled billing invoices and premium refund checks will be printed and mailed within two business days.

14. All cancellations, including non-renewals, will be printed and mailed within two business days and will at all times be in accordance with statutory requirements. Installment notices and renewal offers that provide statutory notice are deemed to fall under this standard.

15. INSpire will provide high level cost and time estimates of system modifications within 10 working days of an inquiry in order for Customer to determine the cost/benefit and feasibility of changes.

16. All suspense lists will remain current. All suspense items will be followed up and worked on a regular basis as agreed to between INSpire and the Customer.

17. Procedural Changes - All procedural changes must be implemented within 25 business days of Customer and INSpire reaching a mutual understanding of all changes and all documentation and training on procedural changes have been provided by Customer.